UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):           May 14, 2018

EnSync, Inc.

(Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N88 W13901 Main Street, Suite 200, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:           (262) 253-9800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD

On May 14, 2018, EnSync, Inc. (the “Company”) reported that it has filed a lawsuit against SPI Solar, Inc. (fka Solar Power, Inc.) (“SPI”) in the Circuit Court, Waukesha County of the State of Wisconsin seeking a declaratory judgment releasing the Company from its obligations under the Governance Agreement between the Company and SPI dated July 13, 2015 (the “Governance Agreement”). The complaint for the lawsuit asserts, among other things, that the Company should be released from its obligations under the Governance Agreement due to the Doctrine of Frustration of Purpose. As detailed in the complaint, the basis for this claim is that the Company’s principle purpose for entering into the Governance Agreement was as a condition and inducement to SPI to deliver 40 MWs of equipment purchases according to the Supply Agreement between the Company and SPI dated July 13, 2015 (the “Supply Agreement”). The complaint alleges that SPI’s failure to perform its obligations under the Supply Agreement frustrated the principal purpose for the Governance Agreement.

In addition, as previously reported, due to SPI’s failure to meet any of its 40 MW purchase obligations, the Company terminated the Supply Agreement on May 4, 2017. The conditions that would have enabled SPI to convert its Series C Preferred Stock were set forth in that Supply Agreement and terminated with the Supply Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnSync, Inc.

Dated:	May 14, 2018	By:	/s/ Bradley L. Hansen
Name: Bradley L. Hansen
Title: Chief Executive Officer